EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2008 (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to matter that raise substantial doubt about the ability of PPT Vision, Inc. to continue as a going concern) relating to the financial statements that appear in PPT Vision, Inc.’s Annual Report on Form 10-KSB for the year ended October 31, 2007.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

March 13, 2008